EXTORRE GOLD MINES LIMITED

STOCK OPTION PLAN

February 5, 2010

TABLE OF CONTENTS

STOCK OPTION PLAN

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set forth below:

(a)	“Addendum” means the addendum attached to and forming part of this Plan.

(b)
“Administrator” means, initially, the Secretary of the Company and thereafter shall mean such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time.

(c)	“Award Date” means the date on which the Board awards a particular Option.

(d)	“Board” means the board of directors of the Company, or any committee thereof to which the board of directors of the Company has delegated the power to administer and grant Options under the Plan.

(e)	“Cause” means:

(i)
in the case of an Employee (1) cause as such term is defined in the written employment agreement with the Employee or if there is no written employment agreement or cause is not defined therein, the usual meaning of just cause under the common law or the laws of the jurisdiction in which the employee is employed; or (2) the termination of employment as a result of an order made by any Regulatory Authority having jurisdiction to so order;

(ii)
in the case of a Consultant (1) the occurrence of any event which, under the written consulting contract with the Consultant or the common law or the laws of the jurisdiction in which the consultant provides services, gives the Company or any of its affiliates the right to immediately terminate the consulting contract; or (2) the termination of the consulting contract as a result of an order made by any Regulatory Authority having jurisdiction to so order;

(iii)
in the case of a Director, ceasing to be a Director as a result of (1) ceasing to be qualified to act as a director of a company under section 128 of theBusiness Corporations Act (British Columbia) or equivalent provisions in any replacement legislation; (2) a resolution having been passed under section 128 (3) of the Business Corporations Act (British Columbia) or equivalent provisions in any replacement legislation; or (3) an order made by any Regulatory Authority having jurisdiction to so order; or

(iv)	in the case of an Officer, ceasing to be an Officer as a result of an order made by any Regulatory Authority having jurisdiction to so order.

(e)	“Change of Control” means and shall be deemed to have occurred if one of the following events takes place:

(i)
the Company sells, leases or otherwise disposes of all or substantially all of its assets and undertaking to a Person or a combination of Persons at arm’s length to the Company and its affiliates, whether pursuant to one or more transactions;

(ii)
the Company amalgamates or enters into a plan of arrangement with another company at arm’s length to the Company and its affiliates, other than an amalgamation or plan of arrangement that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such amalgamation or plan of arrangement;

(iii)
any Person or combination of Persons at arm’s length to the Company and its affiliates acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect; or

(iv)	any resolution is passed or any action or proceeding is taken with respect to the liquidation, dissolution or winding-up of the Company.

(f)	“Common Share” or “Common Shares” means, as the case may be, one or more common shares without par value in the capital of the Company.

(g)	“Company” means Extorre Gold Mines Limited, a company existing under the laws of Canada.

(h)	“Consultant” means an individual or Consultant Company, other than an Employee, Officer or a Director of the Company, that:

(i)	is engaged to provide ongoing consulting, technical, management or other services to the Company or its affiliates under a written contract with the Company or such affiliate,

(ii)	possesses technical, business or management expertise of value to the Company or its affiliates,

(iii)	in the opinion of the Company, spends or will spend a reasonable amount of time and attention on the business and affairs of the Company or its affiliates, and

(iv)	has a relationship with the Company or its affiliates that enables the Consultant to be knowledgeable about the business and affairs of the Company or such affiliates.

(i)	“Consultant Company” means for an individual consultant, a company of which the individual is an employee or shareholder.

(j)	“Director” has the meaning given to that term in the Securities Act (British Columbia), and for the purposes of the Plan includes directors of the Company and any of its affiliates.

(k)
“Disinterested Shareholder Approval” means approval by a majority of the votes cast by all shareholders entitled to vote at a meeting of shareholders of the Company excluding votes attached to shares beneficially owned by Insiders to whom options may be granted under this Plan and their associates.

(k)	“Eligible Persons” means Directors, Officers, Employees and Consultants.

(l)
“Employee” means (i) an individual considered an employee of the Company or a subsidiary under the Income Tax Act (Canada) (i.e. for whom income tax and other deductions are made by the Company); (ii) an individual who works full-time for the Company or a subsidiary providing services normally provided by an employee but for whom income tax and other deductions are not made; (iii) an individual who works for the Company or a subsidiary on a continuing and regular basis for a minimum amount of time per week, but for whom income tax and other deductions are not made; and (iv) other persons who are providing, have provided, or have agreed to provide a service of value to the Company or a subsidiary;

(m)	“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “B” hereto, duly executed by the Option Holder.

(o)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Award Date through to and including the Expiry Date.

(p)	“Exercise Price” means the price at which an Option may be exercised as determined in accordance with paragraph 3.5.

(q)	“Expiry Date” means the date determined in accordance with paragraph 3.4 and after which a particular Option cannot be exercised.

(r)	“Fixed Expiry Date” has the meaning given to that term under paragraph 3.4.

(s)	“Insider” has the same meaning as found in the Securities Act (British Columbia) and also includes associates of an Insider.

(t)	“Market Price” of the Common Shares for a particular Award Date shall be determined as follows:

(i)
if the Common Shares are then listed on the TSX, then the Market Price shall be the last daily closing price per Common Share on the TSX on the trading day immediately preceding the Award Date and if there was no sale on the TSX on such date, then the last sale prior thereto; and

(ii)
if the Common Shares are not listed on the TSX, then the Market Price shall be, subject to the necessary approvals of the applicable Regulatory Authorities, the fair market value of the Common Shares on the Award Date as determined by the Board in its discretion.

(u)	“Officer” means a senior officer as such term is defined in the Securities Act (British Columbia), and for the purposes of the Plan includes senior officers of the Company and any of its affiliates.

(v)	“Option” means an option to acquire Common Shares, awarded to an Eligible Person pursuant to the Plan.

(w)	“Option Certificate” means the certificate, in the form set out as Schedule “A” hereto, evidencing an Option.

(x)	“Option Holder” means a person (or, where applicable, a Consultant Company) who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person.

(y)
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.

(z)	“Personal Representative” means:

(i)	in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder.

(aa)	“Plan” means this stock option plan.

(bb)
“Regulatory Authorities” means all stock exchanges, inter-dealer quotation networks and other organized trading facilities on which the Company’s Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company.

(cc)
“Securities Laws” means securities legislation, securities regulations and securities rules, as amended, and the instruments, forms, notices and policy documents in force from time to time that are applicable to the Company.

(dd)	“Share” or “Shares” means, as the case may be, one or more shares of any class in the share capital of the Company from time to time.

(ee)	“Termination Date” means:

(i)
in the case of the Option Holder’s resignation from employment or the termination of the Option Holder’s consulting contract by the Option Holder, the date that the Option Holder provides notice of such resignation or termination to the Company or any of its affiliates; or

(ii)
in the case of the termination of the Option Holder’s employment or consulting contract by the Company or any of its affiliates for any reason (whether such termination is lawful or unlawful) other than death, the date that the Company or any of its affiliates delivers written notice of such lawful or unlawful termination of the Option Holder’s employment or consulting contract to the Option Holder; or

(iii)	in the case of the expiry of a fixed-term employment agreement or consulting contract that is not renewed or extended, the last day of the term.

(ff)	“TSX” means the Toronto Stock Exchange.

1.2	Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed in accordance with, the laws of the Province of British Columbia.

1.3	Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

ARTICLE 2
PURPOSE AND PARTICIPATION

2.1	Purpose

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors, Officers, Consultants and Employees, to reward such of those Directors, Officers, Consultants and Employees as may be awarded Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Company and to enable and encourage such Directors, Officers, Consultants and Employees to acquire Common Shares as long term investments.

2.2	Participation

The Board shall, from time to time and in its sole discretion, determine which of the Eligible Persons, if any, shall be awarded Options. The Board shall only award an Option to a Consultant or an Employee if the Consultant or Employee is a bona fide Consultant or Employee of the Company or an affiliate of the Company, and the Board shall make such a representation if required by the Regulatory Authorities. The Board may, in its sole discretion, grant the majority of the Options to insiders of the Company.

2.3	Notification of Award

Following the award of an Option by the Board, the Administrator shall notify the Option Holder in writing of the award and shall enclose with such notice the Option Certificate representing the Option so awarded.

2.4	Copy of Plan

Each Option Holder, concurrently with the notice of the award of the Option, shall be provided with a copy of the Plan. A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

2.5	Limitation

The Plan does not give any Option Holder that is a Director or Officer the right to serve or continue to serve as a Director or Officer of the Company or any of its affiliates nor does it give any Option Holder that is an Employee or Consultant the right to be or to continue to be employed with or have a consulting contract with the Company or any of its affiliates.

ARTICLE 3
TERMS AND CONDITIONS OF OPTIONS

3.1	Board to Issue Common Shares

The Common Shares to be issued to Option Holders upon the exercise of Options shall be authorized and unissued Common Shares the issuance of which shall have been authorized by the Board.

3.2	Number of Common Shares

Subject to adjustment as provided for in paragraph 3.9 of the Plan, the number of Common Shares that shall be available for Eligible Persons to acquire pursuant to options awarded by the Board shall not exceed 15% of the outstanding Common Shares at the time of the granting of an Option. If any Option is exercised or if an Option expires or otherwise terminates for any reason without having been exercised in full, the number of Common Shares in respect of such Option shall be available for new Options granted under this Plan.

3.3	Term of Option

Subject to such other terms or conditions that may be attached to an Option granted hereunder, an Option Holder may exercise any vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date.

3.4	Termination

Subject to subparagraphs (a) to (e) below and subject to paragraph 3.7, the Expiry Date of an Option shall be the date fixed by the Board at the time the particular Option is awarded (the “Fixed Expiry Date”) provided that the Expiry Date shall be no later than the tenth anniversary of the Award Date of such Option:

(a)	Death

If the Option Holder dies while his or her Option is outstanding, then unless otherwise provided for in the Option Certificate, the following shall apply. The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the date that is six months after the date of the Option Holder’s death. The Expiry Date for any unvested portion of the Option shall be the date of the Option Holder’s death. The right to purchase Common Shares under an Option shall not vest after the date of the Option Holder’s death.

(b)	Ceasing to be a Director

If the Option Holder holds an Option as a Director and the Option Holder ceases to be a Director (other than by reason of death), then unless otherwise provided for in the Option Certificate, the following shall apply. The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the 90th day following the date that the Option Holder ceases to be a Director unless the Option Holder ceases to be a Director for Cause, in which case the Expiry Date shall be the date that the Option Holder ceases to be a Director. The Expiry Date for any unvested portion of the Option shall be the date that the Option Holder ceases to be a Director. The right to purchase Common Shares under an Option shall not vest after the date that the Option Holder ceases to be a Director.

(c)	Ceasing to be an Employee or Consultant

If the Option Holder holds an Option as an Employee or Consultant and the Option Holder ceases to be an Employee or Consultant (other than by reason of death), then unless otherwise provided for in the Option Certificate, the following shall apply. The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the 90th day following the Termination Date unless the Option Holder ceases to be an Employee or Consultant as a result of Cause, in which case the Expiry Date shall be the Termination Date. The Expiry Date for any unvested portion of the Option shall be the Termination Date. The right to purchase Common Shares under an Option shall not vest after the Termination Date. For greater certainty, if the Company gives an Employee or Consultant working notice of termination of employment or the consulting contract or payment in lieu of notice or if the Company wrongfully or constructively dismisses the Employee or Consultant, no vesting shall occur during the working notice period or deemed notice period that the Employee or Consultant receives or should have received. The 90 days shall commence on the first day of such working notice period or deemed notice period.

(d)	Ceasing to be an Officer

If the Option Holder holds an Option as an Officer and the Option Holder ceases to be an Officer (other than by reason of death), then unless otherwise provided for in the Option Certificate, the following shall apply. The Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the 90th day following the date that the Option Holder ceases to be an Officer unless the Option Holder ceases to be an Officer for Cause, in which case the Expiry Date shall be the date that the Option Holder ceases to be an Officer. The Expiry Date for any unvested portion of the Option shall be the date that the Option Holder ceases to be an Officer. The right to purchase Common Shares under an Option shall not vest after the date that the Option Holder ceases to be an Officer.

(e)	Change of Control

In the event of a Change of Control or impending Change of Control, the Board may, in its sole discretion, deal with outstanding Options in the manner it deems fair and reasonable in light of the circumstances. Without limiting the generality of the foregoing, the Board may, without any action or consent required on the part of any Option Holder:

(i)	subject to TSX approval, deliver a notice to the Option Holder advising the Option Holder that the unvested portion of the Option held by the Option Holder, if any, shall immediately vest;

(ii)
deliver a notice to an Option Holder advising the Option Holder that the Expiry Date for any vested portion or portions of the Option shall be the earlier of the Fixed Expiry Date and the 10th day following the date of the notice and the Expiry Date for any unvested portion of the Option shall be the date of the notice; or

(iii)	take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

The foregoing subparagraphs (b) through (d) shall only apply once an Option Holder ceases to fall into any of the categories of Eligible Persons. The Board and the Administrator shall look to which of the definitions of Employee, Director, Officer or Consultant the Option Holder met immediately prior to the Option Holder ceasing to be an Eligible Person to determine which of subparagraphs (b) through (d) shall apply. If the Option Holder met more than one definition, then the following shall apply. If the Option Holder was an Employee or Consultant, then the Option Holder shall be deemed to hold his or her Option as an Employee or Consultant regardless of whether the Option Holder was also a Director or Officer. If the Option Holder was a Director but not an Employee or Consultant, then the Option Holder shall be deemed to hold his or her Option as a Director regardless of whether the Option Holder was also an Officer.

3.5	Exercise Price

The price at which an Option Holder may purchase a Common Share upon the exercise of an Option shall be as set forth in the Option Certificate issued in respect of such Option and in any event shall not be less than the Market Price of the Common Shares as of the Award Date. Notwithstanding anything else contained herein, in no case shall the Exercise Price be less than the minimum prescribed by the organized trading facilities as would apply to the Award Date in question.

3.6	Additional Terms

(a)
Subject to all applicable Securities Laws and the rules and policies of all applicable Regulatory Authorities, the Board may attach other terms and conditions to the award of a particular Option, such terms and conditions to be referred to in a schedule attached to the Option Certificate. These terms and conditions may include, but are not necessarily limited to, providing that an Option or a portion or portions of an Option expire on a certain date, after certain periods of time or upon the occurrence of certain events other than as provided for herein, provided that no Option shall expire more than ten years after the Award Date.

(b)
Unless the Company has received Disinterested Shareholder Approval to do so, the aggregate number of Common Shares number of common shares (i) issued to Insiders within any twelve month period and (ii) issuable to Insiders at any time, under the Plan or when combined with all of the Company’s other security-based compensation arrangements, cannot exceed 10% of issued and outstanding Common Shares.

3.7	Blackout Periods

If the Expiry Date of an Option falls during, or within 10 days of the end of a Black-Out Period then, notwithstanding any other provision of this Plan, the Option shall expire 10 business days after the Black-Out Period is lifted by the Company.

"Black-Out Period" means that period during which a trading black-out is imposed by the Company to restrict trades in the Company’s securities.

3.8	Assignment of Options

Options may not be assigned or transferred, provided however that the Personal Representative of an Option Holder may, to the extent permitted by paragraph 4.1, exercise the Option within the Exercise Period.

3.9	Adjustments

If:

(a)
the Common Shares are changed into or exchanged for a different number or kind of Shares of the Company or securities of another corporation, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation;

(b)	a dividend is declared upon the Common Shares, payable in Common Shares (other than in lieu of dividends paid in the ordinary course);

(c)
the Company distributes by way of a dividend, or otherwise, to all or substantially all holders of Common Shares, property, evidences of indebtedness or Shares or other securities of the Company (other than Common Shares) or rights, options or warrants to acquire Common Shares or securities convertible into or exchangeable for Common Shares or other securities or property of the Company, other than as a dividend in the ordinary course; or

(d)	there is any other change that the Board, in its sole discretion, determines equitably requires an adjustment to be made,

then, subject to any required action by the shareholders of the Company and any necessary approval of the Regulatory Authorities, any term that the Board determines requires adjustment (including the number of Common Shares subject to each outstanding Option and the number of Common Shares that have been authorized for issuance under the Plan but as to which no Options have yet been granted or that have again become available for the purposes of the Plan, the Exercise Price of each outstanding Option, as well as any other terms that the Board determines require adjustment) shall be adjusted by the Board in an appropriate and proportionate manner, and its determination shall be final, binding and conclusive. Except as the Board determines, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Common Shares subject to an Option. No fractional shares shall be issued upon the exercise of an Option and accordingly, if as a result of the adjustment, an Option Holder would become entitled to a fractional Common Share, such Option Holder shall have the right to purchase only the next lowest whole number of Common Shares and no payment or other adjustment shall be made with respect to the fractional interest so disregarded.

3.10	Vesting

(a)	The Board may determine when any Option will become exercisable and may determine that theOption will be exercisable in instalments or pursuant to a vesting schedule.

(b)	Option Certificates will disclose any vesting conditions prescribed by the Board pursuant to paragraph 3.10(a).

3.11	Personal Information Form

An Option Holder who becomes a new Insider of the Company must file a Personal Information Form or such other documents as may be required by the Regulatory Authorities.

ARTICLE 4
EXERCISE OF OPTION

4.1	Exercise of Option

An Option may be exercised only by the Option Holder or the Personal Representative of the Option Holder. An Option Holder or the Personal Representative of the Option Holder may exercise the vested portion or portions of an Option in whole or in part at any time or from time to time during the Exercise Period up to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Common Shares to be purchased pursuant to the exercise of the Option.

4.2	Issue of Share Certificates

As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Common Shares purchased by the Option Holder. If the number of Common Shares in respect of which the Option was exercised is less than the number of Common Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the share certificate for the balance of the Common Shares available under the Option.

4.3	Condition of Issue

The Options and the issue of Common Shares by the Company pursuant to the exercise of Options are subject to the terms and conditions of the Plan and compliance with the rules and policies of all applicable Regulatory Authorities with respect to the granting of such Options and the issuance and distribution of such Common Shares, and to all applicable Securities Laws. The Option Holder agrees to comply with all such laws, regulations, rules and policies and agrees to furnish to the Company any information, reports or undertakings required to comply with, and to fully cooperate with, the Company in complying with such laws, regulations, rules and policies.

4.4	Taxes

The Board and the Company may take all such measures as they deem appropriate to ensure that the Company’s obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Common Shares pursuant to the Plan or the grant or exercise of Options under the Plan. Issuance of Common Shares or delivery of share certificates for Common Shares purchased pursuant to the Plan may be delayed, at the discretion of the Board, until the Board is satisfied that the applicable requirements of income tax laws and other applicable laws have been met.

ARTICLE 5
ADMINISTRATION

5.1	Administration

The Plan shall be administered by the Board. The Board may make, amend and repeal at any time and from time to time such regulations not inconsistent with the Plan as it may deem necessary or advisable for the proper administration and operation of the Plan and such regulations shall form part of the Plan. The Board may delegate to the Administrator or any director, officer or employee of the Company such administrative duties and powers as it may see fit.

5.2	Interpretation

The interpretation by the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder. No member of the Board or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

ARTICLE 6
AMENDMENT, TERMINATION AND NOTICE

6.1	Amendments

The Board may, subject to the approval of any regulatory authority whose approval is required and the approval of shareholders where required by such regulatory authority, amend the Plan or any Option at any time. Without limiting the generality of the foregoing, the Board is specifically authorized to amend the terms of the Plan or any Option without obtaining the approval of shareholders in the following circumstances, subject to any limitations that may be prescribed by the policies of the TSX from time to time:

(a)	amendments of a “housekeeping” nature including, but not limited to, of a clerical, grammatical or typographical nature;

(b)
to correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(c)	a change to the vesting provisions of any Option or the Plan;

(d)	amendments to reflect any changes in requirements of any regulator or stock exchange to which the Company is subject;

(e)	a change to the termination provisions of an Option which does not result in an extension beyond the original term of the Option;

(f)	in the case of any Option, the substitutions and/or adjustments contemplated under paragraph 3.9 of this Plan;

(g)	the addition of a cashless exercise feature, payable in cash or securities of the Company; and

(h)	a change to the class of Eligible Persons that may participate under the Plan,

provided that, in the case of any Option, no such amendment may, without the consent of the Option Holder, materially decrease the rights or benefits accruing to such Option Holder or materially increase the obligations of such Option Holder and Disinterested Shareholder Approval is required for any reduction in the exercise price of any Option or any extension of the term of an Option if the Option Holder is an Insider at the time of the proposed amendment.

6.2	Approvals

The Plan and any amendments hereto are subject to all necessary approvals of the applicable Regulatory Authorities and shareholders.

6.3	Termination

The Board may terminate the Plan at any time provided that such termination shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination which shall continue to be governed by the provisions of the Plan.

6.4	Agreement

The Company and every Option awarded hereunder shall be bound by and subject to the terms and conditions of the Plan. By accepting an Option granted hereunder, the Option Holder has expressly agreed with the Company to be bound by the terms and conditions of the Plan.

6.5	Notice

Any notice or other communication contemplated under the Plan to be given by the Company to an Option Holder shall be given by the Company delivering or faxing the notice to the Option Holder at the last address for the Option Holder in the Company’s records. Any such notice shall be deemed to have been given on the date on which it was delivered, or in the case of fax, the next business day after transmission. An Option Holder may, at any time, advise the Company of a change in the Option Holder’s address or fax number.

ADDENDUM TO INCENTIVE STOCK OPTION PLAN
OF EXTORRE GOLD MINES LIMITED

This Addendum shall apply to any grant of Options made on the effective date of the plan of arrangement with Exeter Resource Corporation (“Exeter”) to any holder (“Exeter Optionholder”) of options of Exeter under its incentive stock option plan, which is issued is made in accordance with the arrangement agreement dated February 5, 2010 between the Company and Exeter (the “Arrangement Agreement”).

Notwithstanding the terms of the Plan, the Option Price, Option Period and other terms applicable to Options issued to each Exeter Optionholder in accordance with and pursuant to the Arrangement Agreement, shall be modified as required to comply with the terms of the Arrangement Agreement. In addition, the Board of Directors of the Company may, in their sole discretion, waive the application of paragraph 3.4 (b), 3.4 (c) and 3.4 (d) to the extent that these provisions result in the termination of any Options to which this Addendum applies.

The Plan shall apply to a grant of Options to which this Addendum applies except insofar as the Plan is inconsistent with this Addendum. The Plan and this Addendum shall be read and construed as one document for the purposes of a grant of Options to which this Addendum applies.

SCHEDULE “A”

EXTORRE GOLD MINES LIMITED
STOCK OPTION PLAN

OPTION CERTIFICATE

This Certificate is issued pursuant to the provisions of the Extorre Gold Mines Limited (the “Company”) Stock Option Plan (the “Plan”) and evidences that ● is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to ● Common shares (the “Common Shares”) in the capital stock of the Company at a purchase price of Cdn. $● per Common Share.

Subject to the provisions of the Plan:

(a)	the Award Date of the Option is●;

(b)	the Fixed Expiry Date of the Option is●;

(c)	the vesting schedule of the Option is as follows

(i)	●;

The vested portion or portions of the Option may be exercised at any time and from time to time from and including the Award Date through to 5:00 p.m. local time in Vancouver, British Columbia on the Expiry Date by delivering to the Administrator of the Plan an Exercise Notice, in the form attached, together with this Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate of the Exercise Price of the Common Shares in respect of which the Option is being exercised.

This Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan, the terms and conditions of which the Option Holder hereby expressly agrees with the Company to be bound by. This Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

The Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto. All terms not otherwise defined in this Certificate shall have the meanings given to them under the Plan.

Dated this ● day of ●.

●
Per:

Administrator, Stock Option Plan

OPTION CERTIFICATE - SCHEDULE

The additional terms and conditions attached to the Option represented by this Option Certificate are as follows:

1.	●; and

2.	●.

●

Per:

Administrator, Stock Option Plan

SCHEDULE “B”

EXTORRE GOLD MINES LIMITED
STOCK OPTION PLAN

EXERCISE NOTICE

TO:	The Administrator, Stock Option Plan
Extorre Gold Mines Limited (the “Company”)
Suite 1260 – 999 West Hastings Street
Vancouver, British Columbia, V6C 2W2

The undersigned hereby irrevocably gives notice, pursuant to the Company’s Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Common Shares; or

(b)	_________________ of the Common Shares;

which are the subject of the Option Certificate attached hereto.

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to the Company in an amount equal to the aggregate Exercise Price of the aforesaid Common Shares exercised and directs the Company to issue the certificate evidencing said Common Shares in the name of the undersigned to be mailed to the undersigned at the following address:

By executing this Exercise Notice, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan. All terms not otherwise defined in this Exercise Notice shall have the meanings given to them under the Plan or the attached Option Certificate.

DATED the ______ day of ____________________, ________.

Signature of Option Holder